Exhibit 10.1

CREE, INC.

FISCAL 2008
MANAGEMENT INCENTIVE COMPENSATION PLAN

The following Management Incentive Compensation Plan (the “Plan”) is adopted by Cree, Inc. and its consolidated subsidiaries (collectively, the “Company”) for its fiscal year ending June 29, 2008 (the “Plan Year”):

1.    Purpose.  The purpose of the Plan is to motivate and reward excellent performance, to attract and retain outstanding senior management, to create a strong link between strategic and corporate operating plans and individual performance, to achieve greater corporate performance by focusing on results, and to encourage teamwork at the highest levels within the organization.  The Plan rewards participants with incentives based on their contributions and the attainment of specific corporate and individual performance goals.  Incentives may be calculated in part based on a performance measurement multiplied by the participant’s annual target award level.  Annual target award levels vary according to the position.

2.    Eligibility.  The senior level managers of the Company who report directly to the Company’s Chief Executive Officer (CEO) and other key managers of the Company who have been identified by the CEO are eligible to participate in this Plan upon approval by the Compensation Committee in the case of executive officers, or by the CEO in all other cases, of such individual’s target award level for the Plan Year.  Participation in a predecessor incentive compensation plan does not entitle any Company employee to be selected for participation in this Plan.  If an eligible participant’s duties and responsibilities materially change during the Plan Year, the Compensation Committee in the case of executive officers or the CEO in all other cases shall have the option to terminate the participant’s eligibility to participate in the Plan or otherwise modify the participant’s goals and/or incentives due to such change.

3.    Plan Awards:

3.1    Target Award Levels.  Annual target award levels are expressed as a percentage of base salary and vary by position.  The target award level specified for each participant represents the award level for 100% achievement of all objectives by that participant.  The actual award amount is determined by multiplying the participant’s base salary during the award period by various percentages, as provided in Paragraph 3.2 below.

3.2    Determination of Awards.  Except as expressly provided otherwise in this Plan, each eligible participant’s base salary for all award periods in the Plan Year will be determined by reference to the participant’s base salary in effect on the last day of the first fiscal quarter of the Plan Year (as provided in the Company’s human resources management system).  If the participant’s base salary changes after the first fiscal quarter of the Plan Year, the base salary for the award period in which the change occurs will be the weighted average base salary for the award period determined by multiplying each base salary in effect during that award period by a fraction, the numerator of which is the number of calendar days in the award period on which such base salary was in effect and the denominator of which is the number of calendar days in the award period, and the base salary for all subsequent award periods will be the new base salary (subject to any further changes).  Awards are determined based on performance against goals in two categories:  corporate goals, and individual MBO goals.  Unless otherwise approved by the Compensation Committee in the case of executive officers or by the CEO in all other cases, 60% of a participant’s target award level will be allocated to achievement of corporate goals and 40% of a participant’s target award level will be allocated to achievement of individual MBO goals.  Performance against individual MBO goals will be measured quarterly on a scale of 0% to 100% and performance against corporate annual goals will be measured annually on a scale of 0% to 150%.  Actual awards will be determined for each participant in accordance with the following formulas:

Quarterly Awards:    A x B x C x D

Annual Award:         A x B x E x F

Where:

A equals the base salary for the award period
B equals the target award level for the participant (expressed as a percentage)
C equals the percentage of the target award level allocated to individual performance goals for the fiscal quarter (e.g., ¼ of 40%)
D equals the participant’s aggregate performance measurement against individual goals for the fiscal quarter (expressed as a percentage)
E equals the percentage of the target award level allocated to corporate performance goals for the fiscal year (e.g., 60%)
F equals the performance measurement against corporate goals for the fiscal year (expressed as a percentage)

3.3    Individual MBO Goals.  At the beginning of each fiscal quarter, the CEO will determine the quarterly corporate financial performance goals, if any, to be included in each participant’s individual objectives and the weight to be applied thereto.  At the beginning of each fiscal quarter, each participant will develop performance goals specific to such individual or to his or her business unit’s performance for that fiscal quarter and assign a weight to each goal (expressed as a percentage) such that the aggregate weight of all goals (including the weight of any quarterly corporate financial performance goals specified by the CEO) is equal to 100%.  The participant's proposed goals and assigned weights will be submitted to the CEO for approval.  Meeting an individual goal will yield a performance measurement of 100% for that individual goal.  Not meeting an individual goal will result in a 0% performance measurement for that goal unless the CEO in his discretion approves a prorated percentage based on partial achievement of the goal.  Performance measurements for individual goals will be approved by the CEO and multiplied by the weight assigned to that goal to arrive at the participant’s aggregate performance measurement against individual goals for the fiscal quarter.  Any corresponding awards will be paid to eligible participants following approval of the amount by the CEO.

3.4    Corporate Goals.  Performance against corporate goals is measured based on the Company meeting or exceeding the revenue, net income, and earnings per share (EPS) targets for the Plan Year recommended by the CEO and approved by the Compensation Committee.  The performance measurement against corporate goals will be 0% for the Plan Year unless the minimum established revenue target and either the minimum net income or the EPS target are met for such award period.  After the end of the Plan Year, the Compensation Committee will assess the Company’s revenue, net income, and EPS results for the Plan Year using competent and reliable information, including but not limited to audited financial statements, if available, and will determine in good faith and in its sole discretion the performance measurement against corporate goals (expressed as a percentage) for the Plan Year using a pre-established interpolation schedule.  The performance measurement percentage will then be used to determine each participant’s annual incentive compensation based on achievement of corporate goals.  Any corresponding awards will be paid to eligible participants following approval of the amount by the Compensation Committee in the case of executive officers and by the CEO in all other cases.

4.    Other Provisions:

4.1    New Hires; Newly Eligible Employees; Leave Periods.  Unless otherwise provided in the individual’s employment offer letter, if a new hire is eligible to participate in the Plan, he or she will commence participation in the Plan as of the date of hire and his or her base salary for the Plan Year will be as provided in his or her offer letter (subject to change as otherwise provided in this Plan); provided that the base salary used for purposes of calculating the participant’s awards for the first quarter of participation and the annual award will reduced proportionately to equate to the base salary applicable to the number of calendar days the participant was employed during such award periods.  If an existing employee of the Company first becomes eligible to participate in the Plan after the start of the Plan Year, he or she will commence participation in the Plan as of the start date approved by the Compensation Committee in the case of an executive officer or by the CEO in all other cases.  The base salary used for purposes of calculating such participant’s awards will be determined as otherwise provided in this Plan, except that the base salary used for purposes of calculating the participant’s awards for the first quarter of participation and the annual award will reduced proportionately to equate to the base salary applicable to the number of calendar days the participant was eligible to participate in the Plan during such award periods.  If a participant is on a leave of absence (whether or not such leave is a paid leave of absence), including without limitation a short-term or long-term disability leave, for all or part of an award period, to the extent permitted by applicable law (e.g., the Family and Medical Leave Act (FMLA) or the Uniformed Services Employment and Reemployment Rights Act (USERRA)), the base salary for such award period will be reduced proportionately to equate to a base salary applicable to the number of calendar days the participant was not on a leave of absence during such award period.  For such purposes, excused time off, paid time off (PTO), and holidays taken in accordance with the Company’s human resources policies will not be considered leaves of absence. If a participant in the Plan remains employed by the Company, but after the start of the Plan Year becomes ineligible to participate in the Plan, unless otherwise approved by the Compensation Committee in the case of an executive officer or by the CEO in all other cases, the participant will not be eligible for an award for any award period that is partially completed as of the date he or she becomes ineligible to participate in the Plan.

4.2    Termination of Employment.  Unless otherwise approved by the Compensation Committee in the case of an executive officer or by the CEO in any other case, and except in the case of termination of employment due to the participant’s death or disability (meeting the requirements for benefits under the Company’s long-term disability plan) or termination of employment after a Change In Control as provided in this paragraph, the participant must be continuously employed by the Company for that part of the award period that the individual is eligible to participate in the Plan up through and including the date of the payment in order to have a right to payment, and any participant whose employment with the Company terminates prior to the date of payment, with or without cause, shall forfeit his or her rights to any unpaid award.  If the Company terminates a participant’s employment prior to the payment date for an award period on account of the participant’s death or disability (meeting the requirements for benefits under the Company’s long-term disability plan), the participant will be entitled to receive an award for any award period in which he or she was employed by the Company as otherwise determined in accordance with this Plan as if the participant remained employed through the payment date for the award period.  However, the base salary used for purposes of calculating such participant’s award(s) will be reduced proportionately to equate to the base salary applicable to the number of calendar days the participant was employed, and not otherwise on a leave of absence as provided above, during the award period.  If there is a Change In Control, as that term is defined in the Cree, Inc. Equity Compensation Plan (“Change In Control”), and a participant’s employment terminates for any reason (other than death or disability) subsequent to the Change in Control but prior to the payment date for an award period, the participant will be entitled to receive an award for all award periods for the Plan Year as otherwise determined in accordance with this Plan as if the participant remained employed through the payment date for the award period.  The base salary used for purposes of calculating such participant’s awards will be determined as otherwise provided in this Plan, except that the base salary used for such purposes may not be decreased after the Change in Control without the Participant’s prior written approval.

4.3    Exceptions.  In order to ensure that the Company’s best interests are met, the amount of a payment on an award otherwise calculated in accordance with this Plan can be increased, decreased, or eliminated at any time prior to payment, in the sole discretion of the CEO, except that no change with respect to any award to any executive officer of the Company shall be made without Compensation Committee approval and, so long as the participant is not in breach of his or her obligations under his or her Employee Agreement Regarding Confidential Information, Intellectual Property, and Noncompetition with the Company, payments due as a result of a Change In Control, as otherwise provided in the Plan, cannot be decreased or eliminated without the prior written approval of the participant.

4.4    Amendment; Termination.  The Company has no obligation to implement this Plan for any fiscal year and has the right to amend, modify or terminate the Plan at any time without prior notice to participants; provided that the Company may not amend, modify or terminate the Plan in a manner that affects a payment that has already become payable hereunder to an eligible employee.

4.5    Earned Upon Payment.  Except as provided in Paragraph 4.2 above, no award amount shall be considered earned by any participant under the Plan until it is received by the participant from the Company.

4.6    Change In Control.  In the event a Change In Control occurs during the Plan Year, notwithstanding any language in this Plan to the contrary, each participant’s performance measurement against individual MBO goals for any award period ending after the effective date of the Change In Control will be 100% and the performance measurement against corporate goals for the Plan Year will be the greater of 100% or such performance measurement as is determined in accordance with this Plan, regardless of whether such participant is employed during or at the end of the applicable award period.

4.7    Priority of Written Agreement.  Notwithstanding any language in this Plan to the contrary, the terms and conditions of any written agreement between the Company and a participant regarding payment of one or more awards under this Plan (or payment of an amount in lieu of payment of such awards) upon termination of employment for any reason or in the event of a Change In Control shall supersede and control with respect to payment of such awards to the participant under this Plan, provided that the written agreement was approved by the Compensation Committee if the participant was an executive officer at the time of execution of the agreement or by the CEO in any other case.

4.8    Non-Transferability.  No right or interest of any participant in this Plan is assignable or transferable, or subject to any lien, directly, by operation of law, or otherwise, including without limitation by execution, levy, garnishment, attachment, pledge, and bankruptcy.

4.9    No Rights to Company Assets.  No Plan participant nor any other person will have a right in, nor title to, any assets, funds or property of the Company or any of its subsidiaries through this Plan.  Any earned incentives will be payable from the Company’s general assets.  Nothing contained in this Plan constitutes a guarantee by the Company or any of its subsidiaries that the assets of the Company and its subsidiaries will be sufficient to pay any earned incentives.

5.    Administration:

5.1    The Compensation Committee is the Plan Administrator with respect to all decisions under the Plan concerning, affecting or related to the compensation of executive officers, and the CEO is the Plan Administrator with respect to all other aspects of the Plan.  The Plan Administrators, in their respective capacities, have the authority to interpret the Plan, and the Plan Administrators’ interpretations, in their respective capacities, shall be final and binding on all Plan participants.

5.2    At all times, this Plan shall be interpreted and operated so that awards payable under this Plan shall either be exempt from or comply with the provisions of section 409A of the Internal Revenue Code of 1986, as amended (the "Code") and the treasury regulations relating thereto so as not to subject any Plan participant to the payment of interest and/or any tax penalty that may be imposed under section 409A of the Code with respect to the Plan.

5.3    When awarded, payments under the Plan will be made as soon as practicable after the end of the applicable award period, and in any event, payments will be made no later than the end of the second fiscal quarter following the award period to which the payments relate.   Notwithstanding the foregoing, if a participant is eligible for payment of:  (a) all or part of an annual award as a result of his or her death or termination of his or her employment on account of his or her disability as provided in Paragraph 4.2 above, the payment will be made no later than the 15th day of the third month after the later of the end of the Company’s tax year in which such death or disability occurs or the end of the participant’s tax year in which such death or disability occurs; (b) 100% of a quarterly award as provided in Paragraph 4.6 above due to a Change In Control, payment will be made without exception on or before the 15th day of third month following the end of the award period; and/or (c) 100% or more of an annual award as provided in Paragraph 4.6 above due to a Change In Control, payment will be made without exception no later than the 15th day of the third month after the later of the end of the Company’s tax year in which the Change In Control occurs or the end of the participant’s tax year in which the Change In Control occurs.

5.4    This Plan shall not be construed to give participants a right of continued employment with the Company.

CGS-B750-3